Calculation of Filing Fee Tables
S-8
Block, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A common stock, $0.0000001 par value per share, reserved for issuance pursuant to the Registrant's 2025 Equity Incentive Plan	Other	80,000,000	$ 62.63	$ 5,010,400,000.00	0.0001531	$ 767,092.24
Total Offering Amounts:						$ 5,010,400,000.00		$ 767,092.24
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 767,092.24
Offering Note
[1]	Reflects shares of Class A common stock reserved for issuance pursuant to future awards under the Registrant's 2025 Equity Incentive Plan (the "2025 Plan"). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Class A common stock ("Class A common stock") that become issuable under the 2025 Plan, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A common stock. Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $62.63 per share, which is the average of the high and low prices of Class A common stock, as reported on the New York Stock Exchange, on June 18, 2025.